As filed with the Securities and Exchange Commission on July 13th, 2004	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NOVAGOLD RESOURCES INC.
(Exact name of Registrant as specified in its charter)

Nova Scotia, Canada (State or other jurisdiction of Incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

3454- 1055 Dunsmuir Street
Vancouver, British Columbia
Canada V7X 1K8
(604) 669-6227
Address of Principal Executive Offices

Employee Stock Option Plan of NovaGold Resources Inc.
(Full titles of the plans)

DL Services, Inc.
1420 Fifth Avenue, Suite 3400
Seattle, Washington 98101
(Name and address of agent for service)

(206) 903-8800
(Telephone number, including area code, of agent for service)

With a copy to

Kenneth G. Sam
Dorsey & Whitney LLP
1420 Fifth Avenue, Suite 3400
Seattle, Washington 98101
(206) 903-8800

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares subject to outstanding options	5,008,500	US$3.05(2)	US$15,275,925	US$1,935.46
Common Shares not subject to outstanding options	3,976,500	US$5.27(3)	US$20,956,155	US$2,655.15

Total	8,985,000		US$36,232,080	US$4,590.61

(1)	Common Shares, without par value, offered by the Company pursuant to the Plan described herein.
(2)	Based on the average exercise price of options granted under the Employee Stock Option Plan of NovaGold Resources Inc. outstanding as of the date of the filing of this registration statement.
(3)
The proposed maximum offering price per share and the registration fee were calculated in accordance with rule 457(c) and (h) based on the average high and low prices for the Registrant’s common shares on July 9, 2004, as quoted on The American Stock Exchange (“AMEX”), which was US$5.27 per share.

(4)
U.S. dollar amounts are calculated based on the noon buying rate in New York City for cable transfers payable in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York on July 9, 2004. On such date the noon buying rate was Cdn.$ 1.00=US$ 0.7572

This registration statement on Form S-8 registers common shares of NovaGold Resources Inc. (the “Registrant”) to be issued pursuant to the exercise of options or rights granted under the Employee Stock Option Plan of NovaGold Resources Inc. adopted May 29, 1997, as amended May 20, 1998, May 22, 2001, May 22, 2002 and May 11, 2004.

PART II.     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed in (a) through (c) below are incorporated by reference in this registration statement.

(a)	The Registrant’s Registration Statement on Form 40-F filed with the Securities and Exchange Commission on October 29, 2003;

(b)	The Registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on December 1, 2003;

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since October 29, 2003 are hereby incorporated by reference herein pursuant to (a) above.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

The authorized capital of the Company consists of 1,000,000,000 common shares without par value (the “common shares”) of which there were 54,208,612 common shares outstanding as fully paid and non-assessable issued and outstanding as of July 9, 2004 and 10,000,000 preferred shares without par value of which none were issued and outstanding as of July 9, 2004.

All of the common shares rank equally as to voting rights, participation in a distribution of the assets of the Company on a liquidation, dissolution or winding-up of the Company and the entitlement to dividends. The holders of the common shares are entitled to receive notice of all meetings of shareholders and to attend and vote the shares at the meetings. Each common share carries with it the right to one vote.

In the event of the liquidation, dissolution or winding-up of the Company or other distribution of its assets, the holders of the common shares will be entitled to receive, on a pro rata basis, all of the assets remaining after the Company has paid out its liabilities. Distribution in the form of dividends, if any, will be set by the Board of Directors.

Provisions as to the modification, amendment or variation of the rights attached to the common shares are contained in the Company’s Articles of Association and the Companies Act (Nova Scotia). Generally speaking, substantive changes to the share capital require the approval of the shareholders by special resolution (at least 3/4 of the votes cast).

Item 5. Interests of Named Experts and Counsel.

None

Item 6. Indemnification of Directors and Officers.

The Company is subject to the provisions of the Companies Act (Nova Scotia). Section 197 of the Company’s Memorandum of Association provides that every Director, Manager, Secretary, Treasurer and other officer or servant of the Company shall be indemnified by the Company against, and it shall be the duty of the Directors out of the funds of the Company to pay, all costs, losses and expenses that any such Director, Manager, Secretary, Treasurer or other officer or servant may incur or become liable to pay by reason of any contract entered into, or act or thing done by him as such officer or servant or in any way in the discharge of his duties including travelling expenses; and the amount for which such indemnity is proved shall immediately attach as a lien on the property of the Company and have priority as against the members over all other claims.

Section 198 of the Company’s Memorandum of Association provides that no Director or other officer of the Company shall, in the absence of any dishonesty on his part, be liable for the acts, receipts, neglects or defaults of any other Director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the Directors for or on behalf of the Company, or through the insufficiency or deficiency of any security in or upon which any of the moneys of the Company are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or for any loss occasioned by error of judgment or oversight on his part, or for any other loss, damage or misfortune whatsoever which happens in the execution of the duties of his office or in relation thereto.

The Registrant maintains Directors’ and Officers’ Liability Insurance for its Directors.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

Exhibit Number	Exhibit

4.1	Stock Option Plan of NovaGold Resources Inc., adopted May 29, 1997, as amended May 20, 1998, May 22, 2001, May 22, 2002 and May 11, 2004
5.1	Opinion and Consent of Patterson Palmer
23.1	Consent of Patterson Palmer (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney (included in signature page)

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

	(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 13th day of July, 2004.

NOVAGOLD RESOURCES INC.

By:	/s/ Rick Van Nieuwenhuyse
Name:	Rick Van Nieuwenhuyse
Title:	President and CEO

By:	/s/ R.J. (Don) MacDonald
Name:	R.J. (Don) MacDonald
Title:	Senior Vice President, Chief Financial Officer and Secretary
(Principal Financial Officer and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Rick Van Nieuwenhuyse	President, CEO and Director	July 13, 2004
Rick Van Nieuwenhuyse

/s/ R.J. (Don) MacDonald	Senior Vice President, Chief	July 13, 2004
R.J. (Don) MacDonald	Financial Officer and Secretary
(Principal Financial Officer and
Accounting Officer)

/s/ George Brack	Director	July 13, 2004
George Brack

/s/ Gerald J. McConnell	Director	July 13, 2004
Gerald J. McConnell

/s/ Cole MacFarland	Director	July 13, 2004
Cole MacFarland

/s/ Clynton Nauman	Director	July 13, 2004
Clynton Nauman

/s/ James Philip	Director	July 13, 2004
James Philip

The Plan

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada on June 13th, 2004.

Employee Stock Option Plan of NovaGold Resources Inc.

By:	/s/ Rick Van Nieuwenhuyse
Rick Van Nieuwenhuyse
President, CEO and Director

By:	/s/ R.J. (Don) MacDonald
R.J. (Don) MacDonald
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

          Each person whose signature appears below constitutes and appoints Rick Van Nieuwenhuyse and R.J. (Don) MacDonald, his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Rick Van Nieuwenhuyse	President, CEO and Director	July 13, 2004
Rick Van Nieuwenhuyse

/s/ R.J. (Don) MacDonald	Senior Vice President, Chief	July 13, 2004
R.J. (Don) MacDonald	Financial Officer
(Principal Financial Officer and
Accounting Officer)

/s/ George Brack	Director	July 13, 2004
George Brack

/s/ Gerald J. McConnell	Director	July 13, 2004
Gerald J. McConnell

/s/ Cole MacFarland	Director	July 13, 2004
Cole MacFarland

/s/ Clynton Nauman	Director	July 13, 2004
Clynton Nauman

/s/ James Philip	Director	July 13, 2004
James Philip